Perma-Fix Reports 88% Increase in Revenue to $22.5 Million and
$1.8 Million of Net Income Attributable to Common Stockholders for the Third Quarter of 2019

ATLANTA – November 7, 2019 – Perma-Fix Environmental Services, Inc. (“Perma-Fix” or the “Company”) (NASDAQ: PESI) today announced results for the third quarter and nine months ended September 30, 2019.

Third Quarter 2019 Financial Highlights:

●	Revenue for the third quarter of 2019 increased 88.0% to $22.5 million versus $12.0 million for the same period last year
●	Services Segment revenue for the third quarter of 2019 increased 332.3% to $12.4 million versus $2.9 million for the same period last year
●	Treatment Segment revenue for the third quarter of 2019 increased 10.7% to $10.1 million versus $9.1 million for the same period last year
●	Gross profit for the third quarter of 2019 increased to $5.2 million versus $1.8 million for the same period last year; gross profit for the third quarter of 2018 included $1.1 million of closure costs related to the M&EC facility
●	Achieved net income attributable to common stockholders of $1.8 million, or $0.15 per share for the third quarter of 2019, compared to $221,000, or $0.02 per share for the same period last year
●	Generated adjusted EBITDA (defined below) of $2.4 million compared to $510,000 for the same period last year (see reconciliation to GAAP below)

Mark Duff, President & CEO, stated, “Perma-Fix achieved strong operational and financial performance during the third quarter of 2019. This performance is in line with the implementation of our corporate growth strategy over the past two years and the dedication of our management team and staff to adapt to new methodologies and initiatives to meet these objectives. Recent contract wins include several new projects within the Department of Energy (“DOE”), as well as commercial contracts, Department of Defense (“DOD”) projects and rapid growth in Canada conducting contaminated soil remediation. Our success in managing these projects has resulted in additional prime and subcontractor opportunities that further positions Perma-Fix for growth through 2020.”

“In addition to our strong revenue growth, we are seeing the benefit of our initiatives to improve operational efficiency within the organization, including the consolidation of our waste treatment capabilities within our three treatment plants. As a result, I am pleased to report we achieved net income attributable to common stockholders of $1.8 million for the third quarter of 2019. Overall, we are extremely encouraged by the outlook for the business, as we continue to grow our services business, which we believe provides us good visibility into future quarters. At the same time, we are advancing a number of significant opportunities to leverage our fixed waste treatment facilities by providing innovative treatment options for a variety of nuclear waste streams. We continue to enhance our balance sheet and anticipate further year-over-year growth and strong cash flow in the fourth quarter of 2019 and heading into 2020.”

Financial Results

Revenue for the third quarter of 2019 was $22.5 million versus $12.0 million for the same period last year. Revenue from the Services Segment was $12.4 million versus $2.9 million for the same period in 2018. The increase in Services Segment revenues was attributed to the award of several contracts/task orders for project work since the latter part of the first quarter of 2019. Revenue for the Treatment Segment was $10.1 million for the third quarter of 2019, as compared to $9.1 million for the same period in 2018. The increase was primarily due to higher averaged price waste from waste mix.

Gross profit for the third quarter of 2019 was $5.2 million versus $1.8 million for the third quarter of 2018. Gross profit for the third quarter of 2018 included $1.1 million of closure costs recorded for the M&EC facility in connection with closure of the facility. Excluding the closure costs, gross profit for the third quarter of 2019 increased $2.2 million or 76.7% over the corresponding period of 2018. This improvement was primarily due to increased revenue in both Segments.

Operating income for the third quarter of 2019 was $2.0 million versus an operating loss of $1.0 million for the third quarter of 2018. Operating loss for the third quarter of 2018 included the closure costs of $1.1 million as discussed above. Net income attributable to common stockholders for the third quarter of 2019 was $1.8 million as compared to $221,000 for the third quarter of 2018. Net income attributable to common stockholders for the third quarter of 2018 included the $1.1 million in closure costs as discussed above and a tax benefit in the amount of approximately $1.4 million resulting from the release of a portion of the valuation allowance on deferred tax assets related to indefinite-lived net operating losses generated due to the closure of our M&EC facility. Net income per common share was $0.15 for the third quarter of 2019 versus $0.02 per common share for the third quarter of 2018.

The Company recorded Adjusted EBITDA of $2.4 million from continuing operations during the quarter ended September 30, 2019, as compared to Adjusted EBITDA of $510,000 for the same period of 2018. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before research and development costs related to the Medical Isotope project, closure costs accrued for M&EC subsidiary and net gain on exchange offer of Series B Preferred Stock of M&EC. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA and Adjusted EBITDA as a means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for income from continuing operations for the three and nine months ended September 30, 2019 and 2018.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands)	2019	2018	2019	2018
Income from continuing operations	$1,895	$317	$1,719	$1,358

Adjustments:
Depreciation & amortization	328	364	968	1,095
Interest income	(77)	(82)	(265)	(212)
Interest expense	99	62	293	177
Interest expense - financing fees	69	10	139	27
Income tax expense (benefit)	55	(1,342)	99	(1,272)

EBITDA	2,369	(671)	2,953	1,173

Research and development costs related to Medical Isotope project	74	88	228	259
Closure costs accrued for M&EC subsidiary	—	1,093	330	2,308
Net gain on exchange offer of Series B Preferred Stock of M&EC	—	—	—	(1,596)

Adjusted EBITDA	$2,443	$510	$3,511	$2,144

The tables below present certain unaudited financial information for the business segments, excluding allocation of corporate expenses:

	Three Months Ended			Nine Months Ended
	September 30, 2019			September 30, 2019
	(Unaudited)			(Unaudited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$10,081	$12,454	$—	$30,079	$21,299	$—
Gross profit	3,338	1,819	—	8,921	2,008	—
Segment (loss) profit	2,189	1,193	(74)	5,632	318	(228)

	Three Months Ended			Nine Months Ended
	September 30, 2018			September 30, 2018
	(Unaudited)			(Unaudited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$9,103	$2,881	$—	$27,207	$10,594	$—
Gross profit	1,564	261	—	5,867	1,322	—
Segment profit (loss)	1,848	(224)	(88)	5,556	(194)	(259)

Conference Call

Perma-Fix will host a conference call at 11:00 a.m. ET on Thursday, November 7, 2019. The call will be available on the Company’s website at www.perma-fix.com, or by calling 844-407-9500 for U.S. callers, or +1 862-298-0850 for international callers. The conference call will be led by Mark J. Duff, President and Chief Executive Officer, Dr. Louis F. Centofanti, Executive Vice President of Strategic Initiatives, and Ben Naccarato, Vice President and Chief Financial Officer of Perma-Fix Environmental Services, Inc.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through 11:00 a.m. November 14, 2019, and can be accessed by calling: 877-481-4010 (U.S. callers) or +1 919-882-2331 (international callers) and entering conference ID: 56759.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company’s nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the DOE, the DOD, and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates three nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.

Please visit us at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company’s expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: growth and cash flow through 2020; outlook for our business; visibility into future quarters; benefit of our initiatives to improve operational efficiency within the organization; continue to grow our services business; enhance our balance sheet; and further year-over-year growth and strong cash flow. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; inability to win bid projects; that Congress fails to provides continuing funding for the DOD’s and DOE’s remediation projects; inability to obtain new foreign and domestic remediation contracts; inability to meet financial covenants; and the “Risk Factors” discussed in, and the additional factors referred to under “Special Note Regarding Forward-Looking Statements” of, our 2018 Form 10-K and Forms 10-Q for quarters ended March 31, 2019, June 30, 2019 and September 30, 2019. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Amounts in Thousands, Except for Per Share Amounts)	2019	2018	2019	2018

Net revenues	$22,535	$11,984	$51,378	$37,801
Cost of goods sold	17,378	10,159	40,449	30,612
Gross profit	5,157	1,825	10,929	7,189

Selling, general and administrative expenses	2,945	2,640	8,548	8,061
Research and development	165	229	615	680
Loss (gain) on disposal of property and equipment	4	(9)	3	(34)
Income (loss) from operations	2,043	(1,035)	1,763	(1,518)

Other income (expense):
Interest income	77	82	265	212
Interest expense	(99)	(62)	(293)	(177)
Interest expense-financing fees	(69)	(10)	(139)	(27)
Net gain on exchange offer of Series B Preferred Stock of subsidary	—	—	—	1,596
Other	(2)	—	222	—
Income (loss) from continuing operations before taxes	1,950	(1,025)	1,818	86
Income tax expense (benefit)	55	(1,342)	99	(1,272)
Income from continuing operations, net of taxes	1,895	317	1,719	1,358

Loss from discontinued operations, net of taxes of $0	(156)	(131)	(424)	(495)
Net income	1,739	186	1,295	863

Net loss attributable to non-controlling interest	(29)	(35)	(90)	(102)

Net income attributable to Perma-Fix Environmental Services, Inc. common stockholders	$1,768	$221	$1,385	$965

Net income (loss) per common share attributable to Perma-Fix
Environmental Services, Inc. stockholders - basic:
Continuing operations	$.16	$.03	$.15	$.12
Discontinued operations	(.01)	(.01)	(.03)	(.04)
Net income per common share	$.15	$.02	$.12	$.08

Net income (loss) per common share attributable to Perma-Fix
Environmental Services, Inc. stockholders - diluted:
Continuing operations	$.16	$.03	$.15	$.12
Discontinued operations	(.01)	(.01)	(.04)	(.04)
Net income per common share	$.15	$.02	$.11	$.08

Number of common shares used in computing net income per share:
Basic	12,070	11,922	12,029	11,828
Diluted	12,123	12,027	12,061	11,909

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED BALANCE SHEET

	(Unaudited)	(Audited)
	September 30,	December 31,
(Amounts in Thousands, Except for Share and Per Share Amounts)	2019	2018

ASSETS
Current assets:
Cash and equivalents	$2,441	$810
Account receivable, net of allowance for doubtful accounts of $252 and $105, respectively	10,781	7,735
Unbilled receivables	9,245	3,105
Other current assets	3,711	3,001
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $0 for each period presented	99	107
Total current assets	26,277	14,758

Net property and equipment	15,803	15,739
Property and equipment of discontinued operations, net of accumulated depreciation of $10 for each period presented	81	81

Operating lease right-of-use assets	2,606	—

Intangibles and other assets	22,275	26,746
Other assets related to discontinued operations	57	118
Total assets	$67,099	$57,442

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$25,510	$21,155
Current liabilities related to discontinued operations	723	356
Total current liabilities	26,233	21,511

Long-term liabilities	12,168	8,835
Long-term liabilities related to discontinued operations	591	963
Total liabilities	38,992	31,309
Commitments and Contingencies
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 30,000,000 shares authorized, 12,077,418 and 11,944,215 shares issued, respectively; 12,069,776 and 11,936,573 shares outstanding, respectively	12	12
Additional paid-in capital	108,215	107,548
Accumulated deficit	(78,245)	(79,630)
Accumulated other comprehensive loss	(202)	(214)
Less Common Stock held in treasury, at cost: 7,642 shares	(88)	(88)
Total Perma-Fix Environmental Services, Inc. stockholders’ equity	29,692	27,628
Non-controlling interest in subsidiary	(1,585)	(1,495)
Total stockholders’ equity	28,107	26,133

Total liabilities and stockholders’ equity	$67,099	$57,442